FOR IMMEDIATE RELEASE

FRIDAY, MARCH 15, 2013

Hurco Names GREGORY S. VOLOVIC PRESIDENT

INDIANAPOLIS, INDIANA – March 15, 2013 – Hurco Companies, Inc. (NASDAQ Global Market: HURC)

Hurco Companies, Inc., based in Indianapolis, Indiana announced today the promotion of Gregory S. Volovic to President. This decision was approved by Hurco’s Board of Director’s on March 14, 2013. Most recently Mr. Volovic served as Executive Vice President of Technology, Operations, and North American Sales/Service.

Mr. Volovic has been with Hurco Companies, Inc. since March 2005. His vision and entrepreneurial mind are a driving force in strategic innovation and developing new products and technologies. Mr. Volovic has also played a vital role in our global growth. With 27 years of experience, Mr. Volovic’s professional background is very broad and includes managing multiple disciplines including machine design, operations, and sales.

“Greg’s appointment is an important step forward for the future of Hurco” said Michael Doar, Chairman and Chief Executive Officer. “He has played a vital role in the company’s recent growth and global expansion; he has proven himself to be a visionary leader with the ability to navigate Hurco towards the exciting goals we look to achieve in the coming years.”

Prior to joining Hurco Companies Inc., Mr. Volovic worked at Thomson, Inc. in Indianapolis. He holds a Bachelor of Science Degree in Electrical Engineering, a Master of Science Degree in Computer Science, and an MBA.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309